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Exhibit (a)(1)(i)

Innovative Micro Technology, Inc.

Offer To Exchange Outstanding Options

The Offer and Withdrawal Rights Expire
At 5:00 p.m., California Time on April 27, 2005,
Unless We Extend the Offer

        Innovative Micro Technology, Inc., or IMT, is offering its employees the opportunity to exchange outstanding stock options issued under the Innovative Micro Technology, Inc. 2001 Stock Incentive Plan and having an exercise price in excess of $0.30 for new options with an exercise price to be determined on the date they are granted, which IMT expects to be on the first business day that is at least six months and one day following the date the exchange offer closes. The following is a summary of the principal terms of the exchange offer, with references to the sections of this offer to exchange where you can find additional information.

Summary Term Sheet

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  Eligible participants. The offer is open to all of our existing employees who hold options granted under our 2001 Stock Incentive Plan, which we refer to as the "Incentive Plan." See "Section 1—Eligible Options; Expiration Date."

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  Eligible options. All options granted under the Incentive Plan, held by current employees and having an exercise price greater than $0.30, may be exchanged.

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  Offering period. The offer will end at 5:00 p.m., California time, on April 27, 2005, unless we extend the offer. You will be notified if we extend the offer. See "Section 1—Eligible Options; Expiration Date."

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  Tender of options. You will decide whether you wish to voluntarily exchange your options. If you do not participate in this offer, you will retain your existing options, without any change. You may tender options only on a grant-by-grant basis, that is, for each option grant you have received, you may tender all or none (but not part) of the outstanding options granted on that date. See "Section 3—Procedures for Tendering Options."

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  Cancellation of exchanged options. The options that are properly tendered and not validly withdrawn will be cancelled on the first business day after the offer to exchange expires. We expect the cancellation of tendered options to take place on April 28, unless we extend the offer. See "Section 3—Procedures for Tendering Options."

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  Grant of new options. We will grant the new options on the first business day that is at least six months and one day after the cancellation date. We expect the new options to be granted on October 31, 2005, unless we extend the offer. See "Section 3—Procedures for Tendering Options."

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  Withdrawal of elections. You may change your mind after you have tendered options and withdraw some or all tendered options from the exchange offer at any time before the exchange offer expires. If you withdraw any options, you may not elect to tender them again unless you follow all of the procedures for an original tender of options. On the day this offer expires, you will be bound by the last properly submitted election form that has not been properly withdrawn. See "Section 3—Procedures for Tendering Options—Withdrawal Rights."

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  Terms of new options. The new options will be governed by the terms and conditions of the Incentive Plan. See "Section 7—Source and Amount of Consideration; Terms of New Options."

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  Number of shares subject to options. You will receive new options covering the purchase of the same number of shares covered by the options you tender.

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  Exercise price. All new options will be granted with an exercise price equal to the fair market value of our common stock on the date of grant. On the date of this offer, IMT believes that the fair market value of one share of common stock is approximately $0.30 per share, but its price on the date the new options will be granted cannot be predicted. See "Section 6—Price of Shares Underlying Options."

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  Vesting. Each new option will have a vesting period equal to the vesting period remaining on the old option at the time it is canceled, plus twelve months. For example:

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    An old option that is fully vested on the date the exchanged options are cancelled will be exchanged for a new option that will first be exercisable twelve months after the date of grant of the new options;

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    An old option that, on the date the exchanged options are canceled, has six months remaining before vesting will be exchanged for a new option that first becomes exercisable 18 months after the date of grant of the new options.

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  Term. The new options will have a term of ten years, regardless of the remaining term of the exchanged options.

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  Termination of employment. If your employment is terminated for any reason, whether voluntarily or involuntarily, after your tendered options are cancelled and before the new options are granted, you will not receive a grant of new options, the return of your cancelled options or any other consideration or payment for your cancelled options. See "Section 4—Acceptance of Options for Exchange and Issuance of New Options."

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  Mergers or other corporate changes. If IMT is acquired, enters into a merger in which it is not the surviving corporation, or dissolves after the cancellation date and before the date when new options are to be granted, you will not receive new options and your old options will not be returned to you.

        This offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to exchange. Any representation to the contrary is a criminal offense.

        This offer is not conditioned on a minimum number of options being tendered, and is open to all of our current employees (and our non-employee directors). Please note that in order to receive new options pursuant to this offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be at least six months and one day after the date we cancel the tendered options. We are making this offer on the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and letter of transmittal, which together, as they may be amended from time to time, constitute the "offer." This offer is subject to conditions described in Section 5 of this offer to exchange.

        Neither management of IMT nor the Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

        Our common stock is not listed for trading on any exchange or quoted on any market system. Accordingly, the exercise price for the new options will be based on the determination of the fair market value of our common stock by the board of directors.

        You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Innovative Micro Technology, Inc. Attention: Peter T. Altavilla, Corporate Secretary.

IMPORTANT

        Regardless of whether you accept or reject this offer, you must complete and sign the attached letter of transmittal in accordance with its instructions, and deliver, mail or fax it and any other required documents to us at Innovative Micro Technology, Inc., Attention: Peter T. Altavilla, no later than 5:00 p.m., California time on April 27, 2005. Delivery by email will not be accepted. If the letter of transmittal and all other required documents have not been executed in accordance with the instructions provided therein and delivered to Peter Altavilla at IMT by 5:00 p.m., California time on April 27, 2005, you will be deemed to have elected to reject the offer. In addition, if your letter of transmittal and related documents do not indicate an election with respect to any particular option grant, you will be deemed to have rejected the offer with respect to that option grant.

        We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Frequently Asked Questions

        The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

Why are you making the offer?

        Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current fair market value of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. The new options to be issued in exchange for the outstanding options (1) will have an exercise price equal to the fair market value of our common stock on the date of grant, and (2) will have a vesting period equal to the vesting period remaining on the tendered options at the time of cancellation, plus twelve months. By making this offer to exchange outstanding options for new options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, which will create better performance incentives for employees and thereby maximize stockholder value. (Section 2.)

What stock options can I tender for exchange?

        If you are a current employee of IMT, you can tender any full grant of options that have been granted to you under the Incentive Plan and that have an exercise price per share greater than $0.30. (Section 1.)

How many new options will I receive in exchange for my tendered options?

        Your new options will give you the right to purchase the same number of shares that were subject to the tendered options (subject to adjustment for any stock splits, stock dividends and similar events). (Section 1.)

When will I receive my new options?

        We will grant the new options on the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange. For example, if we cancel the tendered options on April 28, 2005, the business day following the scheduled expiration date, the grant date of the new options will be on October 31, 2005. (Section 4.)

What will the exercise price of the new options be?

        The exercise price of the new options will be equal to the fair market value of one share of our common stock as determined by the Board of Directors on the date we grant the new options. As such, we cannot predict the exercise price of the new options, and it is possible that the new options might have a higher exercise price than some or all of your current options. (Section 7.)

What is the current fair market value of the IMT common stock?

        There is no public market for our common stock, and consequently a precise market valuation is not possible. There are, however, methods available to determine approximate fair market value. One method used is to rely on the price per share negotiated with an independent third party in a recent sale of the common stock. If there has been no recent sale of common stock, the price may be estimated based on the price paid for other securities. When IMT sold common stock warrants to an investor group on January 25, 2005, the Board of Directors determined that the fair market value of the common stock was $0.30 per share. However, this is not necessarily indicative of the price that will be determined by the Board of Directors when the new options are granted.

Will I receive new options in the exchange even if I'm no longer employed by IMT when the new options are granted?

        No. You will not be eligible to receive new options in that case, and you will not be able to get your old options back. If you are not an employee of IMT or one of our subsidiaries from the date you tender options through the date, at least six months later, when we grant the new options, you will not receive any new options in exchange for your tendered options and will receive no other consideration for the options you tendered. This will be true regardless of the reason for the termination of your employment. (Section 4.)

What happens if IMT is acquired between the time I tender and the time I receive my new options?

        You will not hold either your tendered options or your new options at that time, and therefore you will not participate through those options in any transaction affecting IMT common stock during this period. (Section 4.)

Why don't you simply reprice the current options?

        "Repricing" existing options would require us to record additional compensation expense in our financial statements beginning at the date of repricing and continuing until such repriced options are exercised, cancelled or expire, and we believe this additional compensation expense could reduce the value of our common stock. (Section 10.)

Why won't you grant the new options immediately after the expiration of the offer, instead of waiting more than six months to do so?

        Granting any new options before six months and one day after the closing of the offer would expose us to the same adverse accounting treatment described above. (Section 4.)

When will the new options vest?

        Each new option will have a vesting period equal to the vesting period remaining on the tendered option at the time it is cancelled, plus 12 months. Accordingly, the new options will vest as indicated in the following examples. These examples assume a cancellation date of April 8, 2005, which could change if we extend the offer, and also assume you will remain employed by IMT through the grant date of the new options.

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  If you surrender options that are fully vested on the cancellation date of April 28, 2005, then on October 31, 2005 you will receive a like number of options, which will first become exercisable 12 months later on October 30, 2006.

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  If you surrender options that, on the cancellation date of April 28, 2005, have three months remaining before vesting, then on October 31, 2005 you will receive a like number of options, which will first become exercisable 15 months later on January 30, 2007.

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  If you surrender options that, on the cancellation date of April 28, 2005, have one year remaining before vesting, then on October 31, 2005, you will receive a like number of options, which will first become exercisable two years later on October 30, 2007.

What will the other terms of my new options be?

        The terms and conditions of the new options will be set forth in a new option agreement to be entered into between you and us in the form filed as an exhibit to IMT's Tender Offer Statement filed with the SEC on Schedule TO. (Section 7.)

May I choose to tender some but not all of my options?

        You may tender any full option grants. However, you may not tender a portion of a single option grant. For example, if you hold an option granted on a particular date to purchase 500 shares of common stock, you must either tender all or none of those options; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have multiple option grants you may choose to tender one or more of such grants. (Section 1.)

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

        We intend to continue to review option grants to employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. However, if we accept and cancel the options you tender in connection with the offer, the grant date and the pricing of any additional options that we may decide to grant to you may be deferred until a date that is at least six months and one day from the expiration of this offer. (Section 4.)

Are there conditions to the offer?

        The offer is not conditioned on a minimum number of options being tendered. However, the offer is subject to a number of other conditions based on events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting rules relating to this exchange offer, a lawsuit challenging the exchange offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. These and various other conditions are more fully described in Section 5.

Will I have to pay taxes if I exchange my options in the offer?

        If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, you should not be required under current law to recognize income for U.S. federal income tax purposes. However, we recommend that you consult with your own tax advisor to determine the tax consequences of this offer. If you are subject to the tax laws of a country other than the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of such country. (Section 12.)

If my current options are incentive stock options, will my new options be incentive stock options?

        If the options that you elect to exchange were incentive stock options, then your new options, to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant, will also be incentive stock options. Our ability to classify your new options as incentive stock options may be limited by the tax laws that govern incentive stock options. Current tax law provides that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonqualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. As we do not know the exercise price for the new options, we cannot determine what portion of your new options may qualify for treatment as incentive stock options.

        New options that cannot be designated as incentive stock options will be nonqualified stock options. (Section 12.)

What is the difference in tax treatment between incentive stock options and nonqualified stock options?

        The tax consequences of exercising and selling options are extremely complex and you are urged to consult your own personal tax adviser before you exercise options or sell shares acquired through exercise of options. The following paragraphs provide a simplified overview of complex regulations and are not be construed as tax advice.

        When you exercise a nonqualified stock option, the excess of the fair market value of the common stock on the day of exercise over the exercise price of the option, or the spread, will be reported on your W-2 as ordinary compensation income for the year in which you exercise. Your tax basis in the shares acquired by exercise of nonqualified options will therefore be equal to the fair market value of the common stock on the date of exercise.

        Federal, state and local income taxes and FICA/Medicare taxes are imposed on the spread on the date of exercise of nonqualified options. If you sell the shares on the same day you exercise nonqualified options through a transaction pre-arranged with a broker, the foregoing taxes will be withheld from your sales proceeds. If you do not sell the shares on the same day, you will be required to pay to IMT the total amount of such taxes in addition to paying the exercise price of your nonqualified options. This could significantly increase the amount of cash you would otherwise be required to pay to IMT upon exercise of nonqualified options, depending on the size of the spread.

        When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over your tax basis of those shares generally will be treated as long-term or short term capital gain at the time of sale, depending on whether you held the shares for more than one year after date of exercise.

        You will not realize regular taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income for the year of exercise will be increased by the excess of the fair market value of your shares over the exercise price of your options on the date you exercise the options, unless the shares are sold within the same calendar year in which the exercise occurs.

        When you sell the shares that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying" under current tax laws. (Section 12.)

What happens to options that I choose not to tender?

        Nothing. Options that you choose not to tender for exchange remain outstanding and retain their current exercise price and current vesting schedule. (Section 10.)

When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

        The offer expires on April 27, 2005, at 5:00 p.m., California time, unless we extend it.

        Although we do not currently intend to do so, we may, in our discretion, extend the offer. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be extended. (Section 13.)

What do I need to do to tender my options?

        Whether you accept the offer or not, you must deliver, before 5:00 p.m., California time, on April 27, 2005, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal to Innovative Micro Technology, Inc., Attention: Peter T. Altavilla, Corporate Secretary. We will accept only a paper copy or a facsimile copy of your executed Letter of Transmittal. Delivery by email will not be accepted. If you do not execute and deliver to IMT before 5:00 p.m. on April 27, 2005, the Letter of Transmittal and any other required documents in accordance with the instructions provided therein, you will be deemed to have elected to reject the offer. In addition, if your Letter of Transmittal and related documents do not indicate an election with respect to any particular option grant, you will be deemed to have rejected the offer with respect to that option grant.

        If the offer is extended by us beyond April 27, 2005, you must deliver these documents to IMT before the extended expiration of the offer.

        We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or those we determine are unlawful to accept. Otherwise, we expect to accept all options that are properly and timely tendered and that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all such properly tendered options promptly after the expiration of the offer. (Section 3.)

During what period of time may I withdraw previously tendered options?

        You may withdraw your election to tender options at any time before the expiration date of the offer, 5:00 p.m., California time, on April 27, 2005. If we extend the offer beyond that time, you may withdraw your election to tender options at any time until the extended expiration of the offer. In addition, you may withdraw at any time after 5:00 p.m., California time, on April 27, 2005 if we have not yet closed the offer and cancelled your tendered options. To withdraw your election to tender options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. We will accept only a paper copy or a facsimile copy of your executed written notice of withdrawal. Delivery by email will not be accepted.

        Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Section 4.)

Can I tender options to purchase Applied Magnetics Corporation stock?

        No. All outstanding securities issued by Applied Magnetics Corporation (previous name of the Company), were cancelled when the Company emerged from bankruptcy on November 16, 2001, including common stock and options.

Do you think that I should accept the offer?

        The offer is intended to benefit employees, but accepting the offer entails risks as well. Therefore, neither we nor our Board of Directors is making any recommendation as to whether you should tender or refrain from tendering your options.

Who can I talk to if I have questions about the offer?

        You may wish to consult with your financial advisor. For additional information or assistance regarding the offer materials and election process, you should contact:

        Innovative Micro Technology, Inc. Attention: Peter T. Altavilla.

The Offer

Section 1. Eligible Options; Expiration Date.

        We are offering our current employees the opportunity to exchange certain outstanding options to purchase shares of our common stock, par value $0.0001 per share (the "common stock"), for new options (the "new options") to purchase shares of the common stock to be granted under our Incentive Plan, on the terms and subject to the conditions described in this offer to exchange and the related cover letter and letter of transmittal (the "letter of transmittal" and, together with the related cover letter and offer to exchange, as they may be amended from time to time, the "offer"). The options eligible for this offer include all outstanding options to purchase shares of common stock granted to persons who are current employees or directors of Innovative Micro Technology, Inc. under our Incentive Plan having an exercise price greater than $0.30 per share.

        The number of shares of common stock subject to new options to be granted to each option holder will be equal to the same number of shares subject to the options tendered by the option holder and accepted for exchange by us. We will grant the new options on the first business day which is at least six months and one day following the date we cancel the options accepted for exchange by us. You may tender options for all of the shares of common stock subject to your options that meet the criteria described above. If you tender options for exchange, we will grant you new options under our Incentive Plan and we will enter into a new option agreement with you.

        This offer is not conditioned on a minimum number of options being tendered. However, you may only tender options for all of the shares of common stock subject to an individual grant that qualifies to be tendered, in the exchange. In addition, this offer is subject to conditions that we describe in Section 5 of this offer to exchange.

        The exercise price of the new options will be equal to the fair market value of our common stock, as determined by the Board of Directors, on the date the new options are granted. Each new option will have a vesting period equal to the vesting period remaining on the surrendered option at the time of cancellation, plus 12 months.

        As of March 28, 2005, options to purchase 1,777,224 shares of our common stock were issued and outstanding under the Incentive Plan, of which 1,636,224 are eligible for the exchange offer. All options accepted by us pursuant to this offer will be cancelled effective as of April 28, 2005, unless we extend the offer.

        Subject to the conditions discussed in Section 5, we are offering our current employees (and our non-employee directors) the opportunity to exchange new options to purchase common stock under the Incentive Plan in return for all outstanding options under the Incentive Plan that are properly tendered and not validly withdrawn in accordance with Section 3 before the "expiration date," as defined below. All options held by current employees that were granted under the Incentive Plan are eligible to be exchanged. We will not accept partial tenders of options for any portion less than 100% of the shares subject to any individual option grant. Therefore, you may only tender options for all or none of the shares of common stock subject to a particular eligible option grant.

        If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase a number of shares of our common stock equal to the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will have substantially the same terms and conditions as options granted under our Incentive Plan as set forth in new option agreements between us and you.

        You must be an active employee of IMT to be eligible to participate in the offer. If you are not an employee of IMT or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee from the date you tender options through the date we grant the new options. This means that if you resign or your employment is terminated for any reason (including termination by us) or you die, prior to the date we grant the new options, you or your heirs will not receive anything for the options that you tendered and we cancelled.

        The term "expiration date" means 5:00 p.m., California time, on April 27, 2005, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the offer.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 midnight through 5:00 p.m., California time.

Section 2. Purpose of the Offer.

        We issued the options outstanding under the Incentive Plan for the following purposes:

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  to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and creating a stronger incentive for our employees to expend maximum effort for our growth and success; and

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  to encourage our employees to continue their employment with us.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current fair market value of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of one share of common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

        Except as otherwise disclosed in this offer to exchange, we have no current plans or proposals that relate to or would result in:

  (a)
  any material corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

  (b)
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  (c)
  any material change in our present dividend rate or policy, or in our indebtedness or capitalization;

  (d)
  any change in our present board of directors or management, including a change in any executive officer's material terms of employment;

  (e)
  any other material change in our corporate structure or business;

  (f)
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

  (g)
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

  (h)
  the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

  (i)
  any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

        Although we have no such plans or proposals, we continually are presented with and evaluate possible transactions that could result in the happening of one or more of the items listed above. We cannot assure you that we will not pursue one or more of such possible transactions during the period between the time that you tender options for exchange and the date that new options are granted.

        Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. Note that the new options may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors.

        You must make your own decision whether to tender your options for exchange.

Section 3. Procedures for Tendering Options.

  Proper Tender of Options.

        To make your election to accept or reject this offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We will only accept a properly executed paper copy or a facsimile copy of your letter of transmittal and any other required documents. We will not accept delivery by email. We must receive all of the required documents at Innovative Micro Technology, Inc., 75 Robin Hill Road, Goleta, California 93117, Attention: Peter T. Altavilla, before the expiration of the offer. Your new options will be granted on a date at least six months and one day after the date that we cancel the tendered options accepted for exchange.

        The method of delivery of all documents, including letters of transmittal and any other required documents, is at your election and risk. You may hand deliver documents to Mr. Altavilla. If delivery is by mail, we recommend that you use certified mail with return receipt requested. If delivery is by facsimile, we also recommend that you send a copy of your letter of transmittal and any required documents by certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your options will not be considered tendered until we receive them. We will only accept a paper copy or a facsimile copy of your executed letter of transmittal. We will not accept delivery by email. If you do not execute and deliver to us the letter of transmittal in accordance with its terms by 5:00 p.m., April 27, 2005, you will be deemed to have elected to reject the offer.

        We recommend that you retain a copy of all documents that you return to us for your records.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on you. We may reject any or all tenders of options that we determine are not in appropriate form or those we determine are unlawful to accept. Otherwise, we expect to accept all options that are properly and timely tendered and that are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. If such defects or irregularities are not cured or waived, you will be deemed to have elected to reject the offer. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities. If you do not execute and deliver to us the letter of transmittal in accordance with the instructions provided therein, you will be deemed to have elected to reject the offer. In addition, if your letter of transmittal and related documents do not indicate an election with respect to any particular option grant, you will be deemed to have rejected the offer with respect to that option grant.

  Our Acceptance Constitutes an Agreement.

        Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

        Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

  Withdrawal Rights.

        You may only change your election to tender your options in accordance with the provisions of this Section 3.

        You may withdraw your election to tender your options at any time before the expiration of the offer. If we extend the offer beyond that time, you may withdraw your election to tender your options at any time until the extended expiration of the offer. In addition, you may withdraw at any time after 5:00 p.m., California time, on April 27, 2005, if we have not yet closed the offer and cancelled your tendered options.

        To validly withdraw your election to tender options, you must deliver to us at the address set forth in this Section 3 a completed and executed Notice of Change of Election From Accept to Reject in the form attached to the letter of transmittal (a "change of election") before your right to withdraw your election to tender expires. Except as described in the following sentence, the change of election must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the change of election. We will not accept delivery of a change of election by email.

        You may not rescind any change of election, and any options you withdraw pursuant to a change of election will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration of the offer by following the procedures for an original election to tender described in this Section 3.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of changes of election. Our determination of these matters will be final and binding.

Section 4. Acceptance of Options for Exchange and Issuance of New Options.

        Upon the terms and subject to the conditions of this offer, and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration of the offer. If we cancel options accepted for exchange on April 28, 2005, you will be granted new options on October 31, 2005, which is the first business day that is at least six months and one day following the date we intend to cancel options accepted for exchange. If the offer is extended, then the grant date of the new options will also be extended.

        We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you may be deferred until a date that is at least six months and one day from the expiration of this offer.

        Your new options will give you to the right to purchase the same number of shares of our common stock which were subject to the options you tender (subject to adjustments for any stock splits, stock dividends and similar events).

        Please note, however, that if you are not an employee of IMT or a subsidiary from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee of IMT or a subsidiary from the date you tender options through the date we grant the new options. Certain employee leaves of absence that are approved by us in advance will not be deemed to constitute non-employment.

        If IMT is acquired, dissolves, or merges with another company in a transaction in which IMT is not the surviving entity, you will not receive the new options. Also, if such a transaction yields value for our common stockholders, you will not be able to participate through the options you have surrendered.

        For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and cancelled, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options. We, however, will not be able to provide tendering option holders with the exercise price of the new options, because that price will be equal to the fair market value of the common stock as determined by the Board of Directors on the date we grant the new options.

Section 5. Conditions of the Offer.

        We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the tendered options promptly after termination or withdrawal of a tender offer, if at any time on or after March 28, 2005 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

  (a)
  any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of IMT or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

  (b)
  any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (1)
  make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

  (2)
  delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

  (3)
  materially impair the benefits that we believe we will receive from the offer; or

  (4)
  materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

  (c)
  any change in generally accepted accounting principles or standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

  (d)
  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

  (e)
  any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

        The conditions to the offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 5 will be final and binding on all parties.

Section 6. Price of Shares Underlying Options.

        The exercise price of the New Options will be based on the fair market value of the Common Stock, as determined by the Board of Directors on the date of grant. There is no public market for our common stock, and consequently a precise market valuation is not possible. There are, however, methods available to determine approximate fair market value. One method used is to rely on the price per share negotiated with an independent third party in a recent sale of the common stock. If there has been no recent sale of common stock, the price may be estimated based on the price paid for other securities. When IMT sold common stock warrants to an investor group on January 25, 2005, the Board of Directors determined that the fair market value of the common stock was $0.30 per share. However, this is not necessarily indicative of the price that will be determined by the Board of Directors when the new options are granted. It is possible that the fair market value of a share of common stock on the date new options are granted could be higher than the exercise price of the options you surrender.

Section 7. Source and Amount of Consideration; Terms of New Options.

  Consideration.

        We will issue new options to purchase common stock under our Incentive Plan in exchange for outstanding eligible options properly tendered or deemed tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the same number of shares subject to the options tendered or deemed tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we expect to grant new options to purchase a total of 1,636,224 shares of our common stock.

  Terms of New Options.

        The new options will be issued pursuant to a new option agreement between us and each option holder who has tendered options in the offer and will be subject to the terms and conditions of our Incentive Plan. The new options will have a term of ten years, regardless of the remaining terms of the tendered options.

        The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

        The following description of the Incentive Plan is only a summary, and may not be complete. For complete information please refer to the copies of the Incentive Plan that have been filed with the SEC as an exhibit to our Tender Offer Statement on Schedule TO. You may also contact us at Innovative Micro Technology, Inc., Attention: Peter T. Altavilla (telephone: (805) 681-2800, facsimile: (805) 967-2677) to request a copy of the Incentive Plan, which will be provided at our expense.

Summary of Innovative Micro Technology, Inc. 2001 Incentive Plan

        The following description summarizes the material terms of our Incentive Plan and the options to be granted thereunder.

        The Incentive Plan was adopted by order of the U.S. Bankruptcy Court as part of IMT's Chapter 11 reorganization plan, which became effective on November 16, 2001. The Incentive Plan originally provided for the granting of 2,250,000 shares, and was amended to increase that number to 3,000,000 shares at IMT's annual meeting of stockholders in 2004.

        The purpose of the Incentive Plan is to attract and retain executives and certain other employees and to secure for IMT the benefits of the incentive inherent in equity ownership by employees and others who are responsible for the continuing growth and success of IMT. IMT believes that equity-based compensation arrangements such as stock options enhance IMT's ability to attract and retain key technical, engineering and management personnel who can make significant contributions to its future success.

        As of the date of this proxy statement, 500,000 shares of restricted stock have been allocated, but not yet issued to certain IMT employees, and options to purchase 1,777,224 shares of common stock have been granted and remain outstanding under the Incentive Plan. No options have been exercised, and therefore 1,777,224 shares are currently reserved for issuance upon exercise of outstanding options under the Incentive Plan, 500,000 shares have been allocated to grants of restricted stock and 722,776 shares are reserved for future grants. The shares subject to options that are surrendered in this exchange offer will become available for grants when options are surrendered and cancelled pursuant to the exchange offer. Accordingly, sufficient shares will be available under the Incentive Plan to cover all new options to be granted in the exchange offer.

        The following description summarizes certain provisions of the Incentive Plan. The complete text of the Incentive Plan has been filed as Appendix B to IMT's Proxy Statement filed with the Securities and Exchange Commission on Schedule 14A on January 28, 2004. It may be viewed at www.sec.gov and is available from IMT on request.

  Administration

        The Incentive Plan is administered by the Board of Directors, or a committee of the Board. The Board or committee, in its sole discretion, determines the directors, officers, key employees and consultants to whom options are to be granted, the type of stock options to be granted, the number of shares to be optioned, the time of exercise and other terms and provisions of each option. The Board or committee is empowered to interpret the Incentive Plan, prescribe, amend and rescind the rules and regulations relating to the Incentive Plan, amend the Incentive Plan, subject to certain limitations, and make all other determinations necessary or advisable for the administration of the Incentive Plan.

  Option Terms

        The exercise price for shares covered by an incentive stock option must be at least 100% of the fair market value of the shares on the date the option is granted (or 110% of the fair market value if, at the time the option is granted, the optionee owns stock representing more than 10% of the total combined voting power of all classes of stock of IMT) as determined by the Board or the committee. The exercise price for shares to be covered by a non-qualified stock option must be at least 95% of the fair market value of the shares on the date the option is granted, as determined by the Board or the committee.

        The price of any shares purchased on exercise of an option must be paid in full at the time of the purchase. Payment for any number of shares purchased upon exercise of options granted under the Incentive Plan must be made in cash, or the committee may permit the optionee to pay by delivering to IMT previously owned shares of the common stock of IMT having a fair market value equal to the exercise price of the option shares. The Board or the committee determines when and for what periods options may be exercised provided that no option may be exercisable after ten years from the date of grant. In the event of dissolution of IMT, or a merger or consolidation where IMT is not the surviving corporation and the surviving corporation does not agree to exchange its options for options granted under the Incentive Plan, all options granted under the Incentive Plan will terminate, but an optionee will have the right to exercise any then outstanding option immediately prior to such dissolution, merger or consolidation without regard to restrictions on time of exercise, except expiration of the option period.

  Stock Subject to Plan

        The total number of shares of common stock that may be awarded under the Incentive Plan may not exceed 3,000,000. The number of option shares and exercise prices will be adjusted proportionally in the event of a recapitalization, stock split, stock dividend or the like. On March 28, 2005, 500,000 shares have been reserved for issuance to certain IMT employees as restricted stock under the Incentive Plan, and a total of 1,777,224 shares are subject to outstanding options.

  Eligibility

        Incentive stock options may be granted only to employees of IMT. Non-qualified stock options may be granted to employees, non-employee directors and consultants of IMT.

  Termination of Options

        Unless otherwise provided in the applicable option agreement, if an optionee's employment is terminated for any reason other than death or disability, the options may be exercised at any time within 90 days after the date of termination, but not beyond the period such options are exercisable. If an optionee dies while in the employ of IMT, the optionee's estate may exercise the options within 18 months from the date of death, but not beyond the option period. If the optionee's employment is terminated due to disability, the optionee may exercise the options that had vested on the date of termination for a period of 12 months following the termination.

        Options are not affected by authorized leaves of absence or by a change of employment so long as the optionee continues to be a director, officer, employee or consultant of IMT. In no case may an option be exercised more than ten years after it is granted. Options granted under the Incentive Plan are not transferable except to the executor or administrators of the optionee's duly appointed and acting guardian or conservator and are exercisable during the optionee's lifetime only by the optionee or by such guardian or conservator for the benefit of the optionee.

  Suspension, Modification and Termination

        The Incentive Plan may at any time, or from time to time, be terminated, suspended, modified, or amended by the Board. No amendment, suspension or termination of the Incentive Plan shall, without the consent of the optionee, alter or impair any rights or obligations under any options granted under the Incentive Plan, except as may be occasioned by the dissolution, or upon the merger or consolidation of IMT where the company is not the surviving corporation and the surviving corporation does not agree to exchange its options for options granted under the Incentive Plan. In addition, if IMT cannot reasonably comply with the applicable laws and regulations to issue stock upon the exercise of outstanding awards under the Incentive Plan, IMT will be relieved of any responsibility to issue the stock until it obtains the legal and regulatory authority to do so. An amendment or termination of the Incentive Plan will not affect IMT's obligation to issue the New Options subject to the conditions described in Section 5 of this offer to purchase.

  Tax Consequences of Incentive Stock Options

        An optionee who holds an incentive stock option, both at the time of the initial grant of the option and the time of its exercise will, except as provided in the next sentence, recognize no income for federal income tax purposes. The difference between the fair market value of the stock on the date of exercise and the exercise price paid will be included in the employee's income for alternative minimum tax purposes. The company will generally not be entitled to a tax deduction for compensation expense as a result of the exercise of an incentive stock option, except upon a disqualifying disposition as described below. If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, all gain or loss will be recognized at long-term capital gains rates at the time of the disposition of the stock. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods, a disqualifying disposition occurs. At the time of the disqualifying disposition, the optionee will recognize ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price or (ii) the optionee's actual gain, if any, resulting from the purchase and sale. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, IMT will be entitled (subject to the satisfaction of any tax reporting obligation) to a corresponding business expense deduction in the tax year that includes the date of December 31 of the year the optionee recognizes taxable income.

  Tax Consequences of Non-Qualified Stock Options

        There will be no federal income tax consequences to an optionee upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified option, the optionee will recognize taxable income in an amount equal to the fair market value of the stock on the date of exercise less the exercise price paid, and IMT will be allowed, subject to the satisfaction of applicable tax reporting obligations, a corresponding tax deduction for compensation expense in an amount equal to the taxable income recognized by the optionee. Upon the subsequent sale of shares acquired upon the exercise of a non-qualified stock option, the optionee generally will recognize gain or loss in an amount equal to the difference between the amount realized upon sale and the fair market value of such shares on the date of exercise.

Section 8. Information Concerning Innovative Micro Technology, Inc.

        IMT designs and manufactures MEMS devices. MEMS is an acronym for micro-electro-mechanical system. MEMS devices are made using modern wafer-processing technology, similar to that used in making silicon electronic devices or thin-film recording heads for magnetic storage devices. However, what distinguishes MEMS devices is that they include moving components, hence the "mechanical" part of the name.

        IMT was incorporated in California in 1957 and was reincorporated in Delaware in 1987 under the name "Applied Magnetics Corporation." IMT changed its name to "Innovative Micro Technology, Inc." on November 16, 2001.

        The address of our principal executive office is 75 Robin Hill Road, Goleta, California 93117, and our telephone number is 805-681-2800. Our Internet address on the worldwide web is www.imtmems.com. Information on our website does not constitute a part of this offer to exchange.

        The financial information set forth on pages F-1 through F-21 of IMT's Annual Report on Form 10-KSB for the year ended October 2, 2004 and on pages 2 through 14 of IMT's Quarterly Report on Form 10-QSB for the quarter ended January 1, 2005, is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 15—Additional Information.

Section 9. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

        The following table shows, as of March 28, 2005, the directors and executive officers of IMT, their positions and offices, and the number of shares of common stock each of them has a right to purchase under options that are eligible to be tendered in the exchange offer.

Name	Shares Subject to Eligible Options
Directors:
Scott Avila	35,000
Dr. Malcolm Currie	35,000
Dr. John S. Foster	293,421
Dr. Calvin Quate	35,000
Eric Sigler	0
Jose Suarez	0
Dr. Jill Wittels	27,500
Barry Waite	0
Executive Officers:
Dr. John S. Foster President and Chief Executive Officer	293,421
Peter T. Altavilla Chief Financial Officer, Controller and Secretary	196,698

        The address of each director and executive officer is: c/o Innovative Micro Technology, Inc., 75 Robin Hill Road, Goleta, California 93117.

        As of March 28, 2005, our executive officers and directors as a group beneficially owned options outstanding under the Incentive Plan to purchase a total of 650,119 shares of our common stock, which represented approximately 36.6% of the shares subject to all options outstanding under the Incentive Plan as of that date. All officers, including those that serve as directors, and all non-employee directors who hold options are eligible to participate in the offer.

        Except as otherwise described above and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the past 60 days by IMT or, to our knowledge, by any executive officer, director, affiliate or subsidiary of IMT.

        In a Voting Agreement between IMT, the holders of IMT's Series A-1 Convertible Preferred Stock, L-3 Communications Inc. and the principal executive officers of IMT dated as of January 25, 2005, each party agreed to vote all of the party's voting securities to approve this exchange offer.

Section 10. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

        Options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under our Incentive Plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock may then be quoted or listed.

        For new options granted pursuant to this offer, IMT does not expect to incur compensation expense because more than six months will have elapsed between the cancellation of old options and the grant date of new options, and also because the exercise price of the new options will be equal to the market value of the common stock on the date preceding the grant date of the new options.

Section 11. Legal Matters, Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 5.

Section 12. Material U.S. Federal Income Tax Consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        The tax consequences of exercising and selling options are extremely complex and you are urged to consult your own personal tax adviser before you exercise options or sell shares acquired through exercise of options.

        If you exchange outstanding incentive or nonqualified stock options for new options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, you will not be required to recognize additional income for U.S. federal income tax purposes.

  Incentive Stock Options.

        If the options that you elect to exchange were incentive stock options, then your new options, to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant, will also be incentive stock options. Our ability to classify new options as incentive stock options may be limited by the tax laws that govern incentive stock options. Current tax law provides that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonqualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. As we do not know the exercise price for the new options, we cannot determine what portion of your new options may qualify for treatment as incentive stock options. New options that cannot be designated as incentive stock options will be nonqualified stock options.

        Under current law, you should not have realized taxable income when the incentive stock options were granted to you under our Incentive Plan. In addition, you generally will not realize regular taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income for the year of exercise will be increased by the excess of the fair market value of the shares over the exercise price of your options on the date you exercise your incentive stock option, unless the shares are sold within the same calendar year in which the exercise occurs. Except in certain circumstances that are described in the Incentive Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

        If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of (a) the date that is two years from the date the incentive stock option was granted and (b) the date that is one year after the date the incentive stock option was exercised. You are urged to consult your personal tax adviser before you exercise incentive stock options or sell shares acquired through exercise of incentive stock options.

        If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount generally will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

  Nonqualified Stock Options.

        Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise a nonqualified stock option, the difference between the exercise price of the option and the fair market value of the shares on the date of exercise will be treated as taxable compensation income to you, and you will be subject to federal, state and local income taxes and FICA/Medicare taxes at that time.

        If you sell the shares on the same day you exercise nonqualified options through a transaction pre-arranged with a broker, the foregoing taxes will be withheld from your sales proceeds. If you do not sell the shares on the same day, you will be required to pay to IMT the total amount of such taxes in addition to paying the exercise price of your nonqualified options. This could significantly increase the amount of cash you would otherwise be required to pay to IMT upon exercise of nonqualified options, depending on the amount of the difference between the exercise price of the option and the fair market value of the shares on the date of exercise.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

        We recommend that you consult your own tax advisor with respect to federal, state and local tax consequences of participating in the offer.

Section 13. Extension of Offer, Termination, Amendment.

        We may at any time, and from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by giving written notice of the extension to the option holders and making a public announcement thereof. If the offer is extended, then the grant date of the new options will also be extended.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 5, by giving written notice of such termination or postponement to the option holders and giving written notice of the extension to the option holders and by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 5 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

        Amendments to the offer may be made at any time and from time to time by written notice of the amendment to the option holders and by making a public announcement thereof. In the case of an extension, the amendment must be issued no later than 9:00 a.m., California time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

Section 14. Fees and Expenses; Persons Employed in Offer.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

Section 15. Additional Information.

        We have filed a Tender Offer Statement on Schedule TO with the SEC, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

  (a)
  Our Annual Report on Form 10-KSB for the year ended October 2, 2004

  (b)
  Our Quarterly Report on Form 10-QSB for the period ended January 1, 2005.

  (c)
  Our Proxy Statement on Schedule 14A, filed on February 11, 2005; and

  (d)
  The description of our common stock contained in our registration statement on Form 8-A filed on November 12, 1998, including all amendments or reports updating this description.

        These filings and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet website at http://www.sec.gov. We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

        Innovative Micro Technology, Inc., Attention: Peter T. Altavilla, 75 Robin Hill Road, Goleta, CA 93117, Telephone: (805) 681-2800 Facsimile: (805) 967-2677, between the hours of 9:00 a.m. and 5:00 p.m., California time, other than weekends and holidays. As you read the documents listed in Section 15, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information about IMT contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

Section 16. Forward-Looking Statements; Miscellaneous.

        This offer to exchange and our SEC reports referred to above include both historical and "forward-looking statements." All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1945. These forward-looking statements are only forecasts and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe the Company's objectives, plans or goals are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. The forward-looking statements included herein are made only as of the date of this offer to exchange and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. No assurances can be given that projected results of events will be achieved.

        We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                      Innovative Micro Technology, Inc.

                      March 28, 2005

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